Execution Version

INVESTMENT SUB-ADVISORY AGREEMENT

This AGREEMENT is made as of the 26th day of April, 2022, by and among ClearBridge Investments, LLC, a Delaware limited liability company located at 620 8th Avenue, New York, New York 10018 (the “Sub-Adviser”), Olive Street Investment Advisers, LLC, a Missouri limited liability company located at 12555 Manchester Road, St. Louis, MO 63131 (the “Adviser”), and, for the sole purpose of paying compensation due to the Sub-Adviser under Section 6(a) of this Agreement, the Bridge Builder Trust, a Delaware statutory trust located at 12555 Manchester Road, St. Louis, MO 63131 (the “Trust”), on behalf of the series of the Trust indicated on Schedule A to this Agreement (each, a “Fund” and collectively, the “Funds”).

WHEREAS, the Adviser and the Sub-Adviser are each registered as investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, Bridge Builder Trust, a Delaware statutory trust located at 12555 Manchester Road, St. Louis, MO 63131 (the “Trust”), is an open-end investment company with one or more series of shares and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust has retained the Adviser to perform investment advisory services for the Funds, under the terms of an investment advisory agreement, dated July 10, 2013 and amended as of February 19, 2015, June 9, 2017, and February 16, 2022, between the Adviser and the Trust on behalf of the Fund (the “Advisory Agreement”); and

WHEREAS, the Advisory Agreement provides that the Adviser may retain one or more sub-advisers, subject to the approval of the Trust’s Board of Trustees (the “Board”), including a majority of trustees of the Board who are not “interested persons” of the Adviser (the “Independent Trustees”), in accordance with the requirements of the 1940 Act, to render portfolio management services to the Fund pursuant to investment sub-advisory agreements between the Trust, the Adviser and each such sub-adviser; and

WHEREAS, the Trust’s Board has duly consented to and approved the appointment of the Sub-Adviser to provide the non-discretionary investment advisory services specified herein (the “Services”) with respect to a portion of the assets of the Fund allocated to the Sub-Adviser (the “Allocated Portion”), including to make recommendations as to the securities to be purchased, sold or retained in the Allocated Portion; and

WHEREAS, the Adviser has retained a separate sub-adviser (the “Overlay Manager”) to implement the Sub-Adviser’s recommended purchase and sale transactions on behalf of the Allocated Portion pursuant to an investment sub-advisory agreement by and among the Trust, the Adviser and the Overlay Manager (the “Overlay Manager Agreement”); and

WHEREAS, the Adviser, acting pursuant to the Advisory Agreement, wishes to retain the Sub-Adviser to provide the Services to the Allocated Portion in the manner and on the terms set out in this Agreement, and the Sub-Adviser desires to provide such Services.

NOW, THEREFORE, WITNESSETH: The parties hereby agree as follows:

1.	APPOINTMENT OF SUB-ADVISER

(a)

Acceptance. The Adviser hereby appoints the Sub-Adviser, and the Sub-Adviser hereby accepts the appointment, on the terms herein set forth and for the compensation herein provided, to act as a non-discretionary investment adviser to the Fund with respect to the Allocated Portion.

(b)

Independent Contractor. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized in this Agreement or another writing by the Trust or Adviser to the Sub-Adviser, have no authority to act for or be deemed an agent of the Trust or the Fund in any way, or in any way be deemed an agent for the Trust or for the Fund.

(c)

The Sub-Adviser’s Representations. The Sub-Adviser represents, warrants and agrees that (i) it has all requisite power and authority to enter into and perform its obligations under this Agreement; (ii) it has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement; (iii) neither it nor any “affiliated person” of it, as such term is defined in Section 2(a)(3) of the 1940 Act, is subject to any disqualification that would make it unable to serve as an investment adviser to a registered investment company under Section 9 of the 1940 Act; (iv) it is duly registered as an adviser under the Advisers Act; and (v) except as otherwise specified herein, it will not delegate any obligation assumed pursuant to this Agreement to any third party without first obtaining the written consent of the Fund and the Adviser.

The Sub-Adviser further represents, warrants, and agrees that it shall:

(i)	Use its best judgment and efforts in rendering the Services to the Trust and the Fund as contemplated by this Agreement;

(ii)	Maintain all licenses and registrations necessary to perform its duties and Services hereunder in good order;

(iii)	Conduct its operations at all times in conformance with the Advisers Act, the 1940 Act, and any other applicable state and/or self-regulatory organization regulations; and

(iv)

Maintain errors and omissions insurance coverage in an amount not less than its current level of coverage and shall provide written notice to the Trust of any material changes in its insurance policies or insurance coverage. Furthermore, the Sub-Adviser shall, upon reasonable request, provide the Trust with any information it may reasonably require concerning the amount of or scope of such insurance.

(d)

The Adviser’s Representations. The Adviser represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement. The Adviser further represents, warrants and agrees that it has the authority under the Advisory Agreement to appoint the Sub-Adviser.

(e)	Plenary Authority of the Board. The Sub-Adviser and Adviser both acknowledge that the Fund is a mutual fund that operates as a series of the Trust under the authority of the Board.

2.	DELIVERY OF DOCUMENTS.

(a)	The Adviser has furnished or will furnish to the Sub-Adviser copies of each of the following documents:

(i)	The Declaration of the Trust as in effect on the date hereof;

(ii)	The By-laws of the Trust in effect on the date hereof;

(iii)	The resolutions of the Board approving the engagement of the Sub-Adviser as a sub-adviser for the Allocated Portion and approving the form of this Agreement;

(iv)	The Advisory Agreement;

(v)	The Overlay Manager Agreement (excluding the portion of Schedule A attached thereto describing the compensation payable to the Overlay Manager);

(vi)	The Code of Ethics of the Trust and of the Adviser as currently in effect;

(vii)	Current copies of the Fund’s Prospectus and Statement of Additional Information; and

(viii)

A statement of the investment objectives and policies of the Model Portfolio (as defined below) and any specific investment guidelines, limitations or restrictions applicable thereto (collectively, the “Investment Guidelines”).

The Adviser shall furnish the Sub-Adviser from time to time with copies of all material amendments of or material supplements to the foregoing, if any. The Adviser retains the right, on written notice to the Sub-Adviser from the Adviser, to modify the Investment Guidelines in any manner at any time and the Sub-Adviser shall comply with the amended Investment Guidelines.

(b)	The Sub-Adviser has furnished or will furnish the Adviser with copies of each of the following documents:

(i)	the Sub-Adviser’s most recent registration statement on Form ADV;

(ii)	the Sub-Adviser’s most recent balance sheet;

(iii)	separate lists of persons whom the Sub-Adviser wishes to have authorized to give written and/or oral instructions with respect to the Services to the Adviser or its agent;

(iv)	the Code of Ethics (defined below) of the Sub-Adviser as currently in effect; and

(v)

complete and accurate copies of any compliance manuals or compliance policies relevant to the provision of the Services, insurance policies, and such other management or operational documents as the Adviser may reasonably request in writing (on behalf of itself or the Board) in assessing the Sub-Adviser.

The Sub-Adviser shall furnish the Adviser from time to time with copies of all material amendments of or material supplements to the foregoing, if any. Additionally, the Sub-Adviser shall provide to the Adviser such other documents relating to the Services under this Agreement as the Adviser may reasonably request on a periodic basis. Such amendments or supplements shall be provided within thirty (30) days of the time such materials became available to the Sub-Adviser.

3.	PROVISION OF INVESTMENT SUB-ADVISORY SERVICES

(a)

Within the framework of the Fund’s investment objective, policies and restrictions as set forth in the Fund’s Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time, and the Investment Guidelines (as defined in Section 2(a)), and subject to the supervision of the Board and the Adviser, the Sub-Adviser shall provide the following non-discretionary investment advisory services with respect to the Allocated Portion:

(i)

The Sub-Adviser shall construct and maintain on a continuous basis a model portfolio representing the Sub-Adviser’s recommendations as to the securities to be purchased, sold or retained by the Fund with respect to the Allocated Portion (the “Model Portfolio”), which Model Portfolio will be used by the Overlay Manager in the investment of the assets of the Allocated Portion in accordance with the Overlay Manager Agreement. The Sub-Adviser shall be responsible for updating or changing the Model Portfolio’s investment recommendations as may be necessary or advisable, which may consist of additions, removals or adjustments of the constituent securities or the weightings of the constituent securities comprising the Model Portfolio

(each, a “Model Portfolio Update”). The Sub-Adviser has adopted policies and procedures and/or put in place appropriate internal controls to ensure the Model Portfolio is maintained and updated accurately as necessary or advisable and operates as intended with respect to the Allocated Portion.

(ii)

The Sub-Adviser shall provide the Model Portfolio and each Model Portfolio Update to the Overlay Manager using a web-based portal or other interface or methodology designated by the Overlay Manager or the Adviser (the “Designated Portal”). In connection with the foregoing, the Sub-Adviser shall provide such information concerning the Model Portfolio and/or the Model Portfolio Update in such manner as reasonably required by the Designated Portal, or otherwise as the Adviser or the Overlay Manager may reasonably request. The Sub-Adviser shall provide each Model Portfolio Update to the Overlay Manager and/or the Adviser with such frequency as determined by the Adviser to be necessary or appropriate and at the reasonable request of the Adviser or as otherwise directed by the Adviser.

(iii)

The Sub-Adviser is responsible for verifying the accuracy and completeness of the Model Portfolio and each Model Portfolio Update. The Sub-Adviser is responsible for confirming that the Model Portfolio and each Model Portfolio Update has been timely and accurately provided to the Overlay Manager or as otherwise directed by the Adviser, and the Sub-Adviser shall promptly report to the Adviser any errors made with respect to the Model Portfolio or any Model Portfolio Update.

(iv)

The Sub-Adviser acknowledges that the Sub-Adviser shall not have investment discretion with respect to any of the securities that are purchased or sold on behalf of the Allocated Portion and shall have no authority or responsibility to place orders for the execution of purchase and sale transactions on behalf of the Allocated Portion. The Sub-Adviser further acknowledges that the Overlay Manager shall have certain discretion, as specified in the Overlay Manager Agreement, regarding the timing and manner of implementing the Model Portfolio’s recommendations on behalf of the Allocated Portion.

(v)

With respect to the Allocated Portion, the Sub-Adviser will not exercise “investment discretion” of the securities held in the Fund within the meaning of Section 13(f) of the Securities and Exchange Act of 1934 (the “Exchange Act”) and shall not be responsible for filing any required reports pursuant to Sections 13(f), 13(d) and 13(g) of the Exchange Act and the rules thereunder.

(vi)

The Sub-Adviser is responsible to the extent that any trade error losses or compliance violations incurred by the Fund and/or the Adviser are solely the result of the Sub-Adviser’s failure to properly maintain or update the Model Portfolio or failure to properly provide the Model Portfolio or any Model Portfolio Update to the Overlay Manager; provided, however, that the Sub-Adviser shall not be responsible for any such losses or compliance violations that result from the manner or timing in which the Overlay Manager exercises discretion regarding the timing and manner of implementing the Model Portfolio’s recommendations on behalf of the Allocated Portion pursuant to the Overlay Manager Agreement.

(vii)

In providing the Services under this Agreement, the Sub-Adviser shall construct, maintain and update the Model Portfolio in accordance with the Fund’s investment objective, policies, and restrictions as provided in the Fund’s Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time and provided to the Sub-Adviser, in compliance with the Investment Guidelines furnished pursuant to Section 2(a), and in compliance with the requirements applicable to registered investment companies under applicable laws, including, but not limited to, the 1940 Act, the Commodity Exchange Act (the “CEA”) and the rules of the National Futures Association (the “NFA Rules”), and those requirements applicable to regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended. From time to time, the Adviser or the Fund may provide the Sub-Adviser with written copies of other investment policies, guidelines and restrictions applicable to the Sub-Adviser’s construction, maintenance and updating of the Model Portfolio, which shall become effective at such time as agreed upon by both parties. Nothing herein shall be construed to relieve the Sub-Adviser of responsibility for the Model Portfolio’s compliance with the documents, requirements, limitations and instructions referenced in this Section 3(a)(vii) (collectively, the “Model Portfolio Compliance Limitations”).

(b)	In addition to providing the non-discretionary investment advisory services set forth in Section 3(a) above with respect to the Allocated Portion, the Sub-Adviser will, at its own expense:

(i)

advise the Adviser and the Fund in connection with investment policy decisions to be made by it regarding the Allocated Portion and, upon request, furnish the Adviser and the Fund with periodic and special reports (including any research, economic and statistical data, as applicable to the Sub-Adviser’s responsibilities under this Agreement) on the Model Portfolio and its constituent securities and on the performance of its obligations under this Agreement;

(ii)

submit such reports and information as the Adviser or the Fund may reasonably request to assist the Fund’s custodian (the “Custodian”) in its determination of the market value of securities held in the Fund;

(iii)

obtain and evaluate pertinent economic, financial, and other information affecting the economy generally and certain investment assets as such information relates to securities or other financial instruments that are included in the Model Portfolio;

(iv)	employ professional portfolio managers and, if deemed necessary, securities analysts who provide research services to the Sub-Adviser;

(v)	prior to each delivery of a Model Portfolio Update to the Adviser and/or the Overlay Manager, monitor the Model Portfolio’s compliance with the Model Portfolio Compliance Limitations;

(vi)

adopt written policies and procedures reasonably designed to prevent violation by the Sub-Adviser, or any of its supervised persons (as such term is defined in the Advisers Act), of the Advisers Act and the rules thereunder and all other laws and regulations relevant to the performance of its duties under this Agreement (the “Model Portfolio Procedures”);

(vii)

to the extent reasonably requested by the Trust or the Adviser, use its best efforts to assist the Chief Compliance Officer of the Trust in respect of Rule 38a-1 under the 1940 Act including, without limitation, providing the Chief Compliance Officer of the Trust or the Adviser with (a) current copies of the compliance policies and procedures relevant to the provision of the Services (including the Model Portfolio Procedures) of the Sub-Adviser in effect from time to time (including prompt notice of any material changes thereto), (b) reports of any violations of the Sub-Adviser’s compliance policies and procedures (including the Model Portfolio Procedures) that occurred in connection with the provision of Services to the Fund, (c) a copy of the Sub-Adviser’s annual compliance report as required by Rule 206(4)-7 of the Advisers Act, (d) copies of any correspondence between the Sub-Adviser and a regulatory agency in connection with regulatory examinations or proceedings relevant to the provision of the Services, and (e) upon request, a certificate of the Chief Compliance Officer of the Sub-Adviser to the effect that the policies and procedures (including the Model Portfolio Procedures) of the Sub-Adviser are reasonably designed to prevent violations of the Federal Securities Laws (as such term is defined in Rule 38a-1);

(viii)

as applicable to the Sub-Adviser’s responsibilities under this Agreement, comply with all procedures and policies adopted by the Board in compliance with applicable law, including without limitation, Rules 10f-3, 12d3-1, 17a-7, 17e-1 and 17j-1 under the 1940 Act, and the Pricing and Valuation Procedures (together, the “Fund Procedures”) provided to the Sub-Adviser by the Adviser or the Fund and notify the Adviser as soon as reasonably practicable upon (a) detection of any breach of such Fund Procedures or (b) determination that a Fund Procedure conflicts with a procedure adopted by the Sub-Adviser;

(ix)

maintain a written code of ethics (the “Code of Ethics”) that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act, a copy of which will be provided to the Adviser and the Fund, including any amendments thereto, and institute and enforce procedures reasonably necessary to prevent “access persons,” as such term is defined in Rule 17j-1, from violating its Code of Ethics;

(x)	promptly complete and return to the Adviser or the Trust any compliance questionnaires or other inquiries submitted to the Sub-Adviser in writing;

(xi)

furnish to the Trustees such information as may reasonably be requested in order for the Board to evaluate this Agreement or any proposed amendments thereto for the purposes of approving this Agreement, the renewal thereof or any amendment hereto;

(xii)

to the extent called for by the Pricing and Valuation Procedures, or as reasonably requested by the Fund, provide the Fund with information and advice regarding assets in the Allocated Portion to assist the Fund in (i) determining the appropriate valuations of such assets, the appropriate pricing sources for such assets; (ii) determining the appropriate liquidity classifications of such assets; and (iii) risk identification, risk assessment, and monitoring of risk guidelines with respect to the Fund’s derivatives risk management program;

(xiii)

except as necessary to perform its duties and obligations under this Agreement or except as otherwise permitted by the Fund Procedures, shall treat confidentially, and shall not disclose without the consent of the Fund, all information in respect of the Model Portfolio, including, without limitation, the identification and market value or other pricing information of any and all securities or other investments that are constituents in the Model Portfolio, and any and all changes of securities or other investments effected for the Model Portfolio by a Model Portfolio Update (including past, pending and proposed changes); provided however that nothing shall prohibit disclosure of the constituents of the Model Portfolio, to the extent it does not differ from Sub-Adviser’s standard model portfolio, in connection with the provision of similar services to other clients as contemplated by Section 10 below; and

(xiv)

upon request, will review the Fund’s Summary Prospectus, Prospectus, Statement of Additional Information, periodic reports to shareholders, reports and schedules filed with the Securities and Exchange Commission (the “SEC”) (including any amendment, supplement or sticker to any of the foregoing) and advertising and sales material relating to the Fund

(collectively, the “Disclosure Documents”) in order to ensure that, with respect to the disclosure about the Sub-Adviser, the manner in which the Sub-Adviser provides the Services to the Allocated Portion and information relating directly or indirectly to the Sub-Adviser (the “Sub-Adviser Disclosure”), such Disclosure Documents contain no untrue statements of material fact and do not omit any statement of material fact required to be stated therein or necessary to make the statements therein not misleading.

(c)

In providing Services under this Agreement, the Sub-Adviser shall (i) maintain all licenses and registrations necessary to perform its duties hereunder in good order; (ii) conduct its operations at all times in conformance with the Advisers Act, the 1940 Act, the CEA, the NFA Rules and any other applicable state and/or self-regulatory organization regulations; and (iii) maintain errors and omissions insurance in an amount at least equal to that disclosed to the Board in connection with their approval of this Agreement.

(d)	The Fund or its agent will timely provide the Sub-Adviser with such information as may be reasonably necessary or appropriate in order for the Sub-Adviser to perform its responsibilities hereunder.

(e)

The Adviser will be responsible for all class actions and lawsuits involving the Fund or securities held, or formerly held, in the Fund. The Sub-Adviser is not required to take any action or to render investment-related advice with respect to lawsuits involving the Fund, including those involving securities presently or formerly held in the Fund, or the issuers thereof, including actions involving bankruptcy. In the case of notices of class action suits received by the Sub-Adviser involving issuers presently or formerly held in the Fund, the Sub-Adviser shall promptly forward such notices to the Adviser and, with the consent of the Adviser, may provide information about the Fund to third parties for purposes of participating in any settlements relating to such class actions.

4.	PROXY VOTING

The Sub-Adviser shall not be required to take any action with respect to the voting of proxies solicited by or with respect to the issuers of securities of the Allocated Portion. Moreover, if the Sub-Adviser receives a misdirected proxy, it shall promptly forward such misdirected proxy to the Adviser.

5.	ALLOCATION OF EXPENSES

Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Adviser specifically agrees that the Sub-Adviser shall not be responsible for the following expenses:

(a)	fees and expenses incurred in connection with the issuance, registration and transfer of the Fund’s shares;

(b)	brokerage and commission expenses incurred by the Fund;

(c)

all expenses of transfer, receipt, safekeeping, servicing and accounting for the cash, securities and other property of the Trust for the benefit of the Fund including all fees and expenses of its Custodian, shareholder services agent and accounting services agent;

(d)	interest charges on any Fund borrowings;

(e)

costs and expenses of pricing and calculating its daily net asset value (including, without limitation, any equipment or services obtained for the purpose of pricing shares or valuing the Fund’s assets) and of maintaining its books of account required under the 1940 Act, except for the expenses incurred by the Sub-Adviser in connection with its services under Section 12 hereunder, which are expenses of the Sub-Adviser;

(f)	Fund taxes, if any;

(g)	except as stated below, expenditures in connection with meetings of the Fund’s shareholders and the Board;

(h)

salaries and expenses of officers of the Trust, including without limitation the Trust’s Chief Compliance Officer, and fees and expenses of members of the Board or members of any advisory board or committee;

(i)	insurance premiums on property or personnel of the Fund which inure to the Fund’s benefit, including liability and fidelity bond insurance;

(j)	legal, auditing and accounting fees of the Fund and trade association dues or educational program expenses of the Trust or the Board; and

(k)

fees and expenses (including legal fees) of registering and maintaining registration of the Fund’s shares for sale under applicable securities laws; all expenses of maintaining and servicing shareholder accounts, including all charges for transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents for the benefit of the Fund, if any.

The Sub-Adviser specifically agrees that with respect to the operation of the Fund, the Sub-Adviser shall be responsible for (i) providing the personnel, office space, furnishings, and equipment reasonably necessary to provide the Services to the Fund hereunder, and (ii) the costs of any special Board meetings or shareholder meetings convened for the primary benefit of the Sub-Adviser. Additionally, the Sub-Adviser agrees that the Sub-Adviser shall be responsible for reasonable expenses incurred by the Fund or the Adviser in responding to a legal, administrative, judicial or regulatory action, claim, or suit involving the Sub-Adviser to which neither the Fund nor the Adviser is a party. Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Fund and the Adviser in the Advisory Agreement or any other agreement to which they are parties.

6.	SUB-ADVISORY FEES

(a)

Each Fund shall pay to the Sub-Adviser, and the Sub-Adviser agrees to accept, as full compensation for all Services furnished or provided to such Fund pursuant to this Agreement a fee, based on the Current Net Assets (as defined below) of the Allocated Portion, as set forth in Schedule A attached hereto and made a part hereof. Such fee shall be accrued daily and payable monthly, as soon as practicable after the last day of each calendar month. In the case of termination of this Agreement with respect to the Fund during any calendar month, the fee with respect to the Allocated Portion accrued to, but excluding, the date of termination shall be paid promptly following such termination. For purposes of computing the amount of sub-advisory fee accrued for any day, “Current Net Assets” shall mean the Allocated Portion’s net assets, including cash included in the Model Portfolio, if any, as of the most recent preceding day for which the Fund’s net assets were computed, and the Allocated Portion shall be calculated based on the portion of the net assets of the Fund determined by the Overlay Manager, in the manner prescribed by the Adviser, to be attributable to the Model Portfolio. For the avoidance of doubt, notwithstanding the fact that the Agreement has not been terminated, no fee will be accrued under this Agreement with respect to any day that the value of the Current Net Assets of the Allocated Portion equals zero.

(b)

The Sub-Adviser voluntarily may reduce any portion of the fees due to it pursuant to this Agreement. Any such reduction shall be applicable only to such specific reduction and shall not constitute an agreement to reduce any future compensation due to the Sub-Adviser hereunder.

7.	PORTFOLIO TRANSACTIONS

The Sub-Adviser shall not be authorized to select the brokers or dealers that will execute purchase and sale transactions for the Allocated Portion. The Sub-Adviser shall not act as custodian for the assets of the Allocated Portion or take or have possession of any assets of the Allocated Portion.

8.	LIABILITY; STANDARD OF CARE AND INDEMNIFICATION

The Sub-Adviser shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall (as provided in Section 3 above) comply with all Model Portfolio Compliance Limitations, including the investment policies, guidelines and restrictions of the Fund; shall act at all times in the best interests of the Fund; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise. The Sub-Adviser shall be liable to the Fund and/or the Adviser for any loss (including brokerage charges) incurred by the Fund as a result of any investment made on behalf of the Fund based on the Model Portfolio provided by the Sub-Adviser to the extent the Model Portfolio is in violation of Section 3(a)(vii) hereof. The Sub-Adviser shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of information directly or indirectly related to the Sub-Adviser furnished for review to it by the Adviser or the Fund for inclusion in the Disclosure Documents.

Except as set forth above, in the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Sub-Adviser, the Sub-Adviser shall not be subject to liability to the Adviser or the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund, including, without limitation for any error of judgment, for any mistake of law, for any act or omission by the Sub-Adviser. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Adviser or Fund may have under any federal securities law or state law.

The Sub-Adviser shall indemnify and hold harmless the Adviser and the Fund from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any Disclosure Document or the omission or alleged omission from a Disclosure Document of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case solely with respect to information directly or indirectly related to the Sub-Adviser furnished for review to it by the Adviser or the Fund for inclusion in the Disclosure Documents and (ii) resulting from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in connection with the performance of the Sub-Adviser’s obligations under this Agreement, or from the Sub-Adviser’s reckless disregard of its obligations and duties under this Agreement; provided, however, that the Sub-Adviser’s obligation under this Section 8 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Adviser, is caused by or is otherwise directly related to the Adviser’s own willful misfeasance, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Adviser or Fund, the Adviser or Fund shall not be subject to liability to the Sub-Adviser for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund, including, without limitation for any error of judgment, for any mistake of law, for any act or omission by the Adviser or the Fund. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Sub-Adviser may have under any federal securities law or state law.

The Adviser shall indemnify and hold harmless the Sub-Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) resulting from the Adviser’s willful misfeasance, bad faith or gross negligence in connection with the performance of the Adviser’s obligations under this Agreement, or from the Adviser’s reckless disregard of its obligations and duties under this Agreement; provided, however, that the Adviser’s obligation under this Section 8 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Sub-Adviser, is caused by or is otherwise directly related to the Sub-Adviser’s own willful misfeasance, bad faith, or gross negligence, or to the reckless disregard of its duties under this Agreement.

No provision of this Agreement shall be construed to protect any Trustee or Officer of the Fund, or officer of the Adviser or Sub-Adviser, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

The Sub-Adviser shall not be obligated to perform any service not described in this Agreement, and shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

9.	TERM AND TERMINATION OF THIS AGREEMENT; NO ASSIGNMENT

(a)

This Agreement shall become effective upon approval by the Board and its execution by the parties hereto. Pursuant to the exemptive relief obtained in the SEC Order dated on or about August 6, 2013, Investment Company Act Release No. 30592, approval of the Agreement by a majority of the outstanding voting securities of the Fund is not required, and the Sub-Adviser acknowledges that it shall be without the protection (if any) accorded by shareholder approval of an investment adviser’s receipt of compensation under Section 36(b) of the 1940 Act. Further, pursuant to the exemptive relief obtained in the SEC Order dated December 29, 2021, Investment Company Act Release No. 34456, the initial approval of the Agreement (and any material amendment to such Agreement) is not required to be obtained at an in-person meeting of the Board (the “Non-In-Person Exemptive Order”).

(b)

This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated with respect to a Fund (a) by the Fund at any time, without the payment of any penalty, by the vote of a majority of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund, (b) by the Adviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the Sub-Adviser, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 90 days’ written notice to the Adviser. This Agreement shall terminate automatically and immediately in the event of its assignment, or in the event of a termination of the Advisory Agreement. As used in this Section 9, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

(c)

In the event of a termination, the Sub-Adviser shall cooperate in the orderly transfer of the affected Fund’s affairs and, at the request of the Board or the Adviser, transfer any and all books and records of the affected Fund maintained by the Sub-Adviser on behalf of the affected Fund.

(d)

The Sub-Adviser shall promptly notify the Adviser of any proposed transaction or other event that could reasonably be expected to result in an assignment of this Agreement within the meaning of the 1940 Act.

10.	SERVICES NOT EXCLUSIVE

The services of the Sub-Adviser to the Adviser and the Fund are not to be deemed exclusive and it shall be free to render similar services to others so long as the Services hereunder are not impaired thereby. It is specifically understood that directors, officers and employees of the Sub-Adviser and of its subsidiaries and affiliates may continue to engage in providing services and advice to other investment advisory clients. The Adviser agrees that Sub-Adviser may provide services and take action in the performance of its duties with respect to any of its other clients which may differ from services provided or the timing or nature of action taken with respect to the Fund. Nothing in this Agreement shall be deemed to require Sub-Adviser, its principals, affiliates, agents or employees to recommend the purchase or sale for the Fund of any security which it or they may purchase or sell, or recommend the purchase or sale, for its or their own account or for the account of any other client.

11.	AMENDMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, and this Agreement may be amended only by an instrument in writing signed by all parties and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder or any exemption therefrom, including the Non-In-Person Exemptive Order.

12.	BOOKS AND RECORDS

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Fund are the property of the Trust and further agrees to surrender promptly to the Trust copies of any such records upon the Fund’s or the Adviser’s request, provided, however, that Sub-Adviser may retain copies of any records to the extent required for it to comply with applicable laws. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under the Advisers Act for the period specified in said Rule. Notwithstanding the foregoing, Sub-Adviser has no responsibility for the maintenance of the records of the Fund, except for those related to the Allocated Portion.

13.	NONPUBLIC PERSONAL INFORMATION; CONFIDENTIALITY

Notwithstanding any provision herein to the contrary, the Sub-Adviser hereto agrees on behalf of itself and its directors, trustees, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of the Fund (a) all records and other information relative to the Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any “Non-public Personal Information,” as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Sub-Adviser. Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

Each party to this Agreement shall keep confidential all Confidential Information (defined below) concerning the other party and the Overlay Manager and will not use or disclose such information for any purpose other than the performance of its responsibilities and duties hereunder, unless the non-disclosing party has authorized such disclosure or if such disclosure is compelled by subpoena or is expressly required or requested by applicable federal or state regulatory authorities. The receiving party may disclose or disseminate the disclosing party’s Confidential Information to its employees and agents that have a legitimate need to know such Confidential Information in order to assist the receiving party in performing its obligations under this Agreement. The receiving party shall advise all such foregoing persons of the receiving party’s obligations of confidentiality and non-use under this Agreement, and the receiving party shall be responsible for ensuring compliance by such persons with such obligations.

Each party shall take commercially reasonable steps to prevent unauthorized access to the other party’s and the Overlay Manager’s Confidential Information. The Adviser shall ensure Sub-Adviser’s Confidential Information provided to the Overlay Manager is subject to confidentiality provisions substantially similar to those contained in this Agreement. In addition, each party shall promptly notify the other party in writing upon learning of any unauthorized disclosure or use of the other party’s and the Overlay Manager’s Confidential Information by such party or its agents.

The term “Confidential Information,” as used herein, means any of a party’s or the Overlay Manager’s proprietary or confidential information including, without limitation, any Non-public Personal Information of such party or the Overlay Manager, its affiliates, their respective clients or suppliers, or other persons with whom they do business, that may be obtained by the other party from any source or that may be developed as a result of this Agreement and Non-public Personal Information that is disclosed, directly or indirectly, to the other party by or on behalf of the disclosing party, whether in writing orally or by other means and whether or not such information is marked as confidential. Confidential Information shall not include information a party to this Agreement can clearly establish was (a) known to the party prior to this Agreement; (b) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to the other party to this Agreement; (c) placed in public domain without fault of the party or its affiliates; or (d) independently developed by the party without reference or reliance upon the nonpublic information.

Each party acknowledges and agrees that due to the unique nature of Confidential Information there can be no adequate remedy at law for any breach of its obligations under this Section 13, that any such breach or threatened breach may allow a party or third parties to unfairly compete with the other party resulting in irreparable harm to such party, and therefore, that upon any such breach or any threat thereof, each party will be entitled to appropriate temporary (until the matter may be resolved) equitable and injunctive relief from a court of competent jurisdiction without the necessity of proving actual loss.

The provisions of this Section 13 shall survive any termination of this Agreement.

14.	REPORTS AND ACCESS

To the extent not otherwise identified in this Agreement, the Sub-Adviser agrees to supply such other information and documentation to the Adviser and to permit such compliance inspections by the Adviser or the Fund as shall be reasonably necessary to permit the Adviser and the Fund’s service providers to satisfy their obligations and respond to the reasonable requests of the Trust.

15.	COOPERATION WITH REGULATORY AUTHORITIES OR OTHER ACTIONS

The parties to this Agreement each agree to cooperate in a reasonable manner with each other in the event that any of them should become involved in a legal, administrative, judicial or regulatory action, claim, or suit as a result of performing its obligations under this Agreement.

16.	NOTIFICATION

The Sub-Adviser agrees that it will provide prompt notice to the Adviser and Fund about developments relating to its duties as Sub-Adviser of which the Sub-Adviser has, or should have, knowledge that would materially affect the Fund, including but not limited to material changes in the employment status of key investment management personnel involved in the performance of the Services to the Allocated Portion, material changes in the processes or methodologies used to perform the Services to the Allocated Portion, any material changes in senior management, operations, financial condition or ownership of the Sub-Adviser’s firm, and the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Sub-Adviser shall immediately notify the Adviser and the Trust in the event that the Sub-Adviser: (1) becomes subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment adviser pursuant to this Agreement; or (2) is or expects to become the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority (including, without limitation, any self-regulatory organization). The Sub-Adviser shall immediately forward, upon receipt, to the Adviser any correspondence (or portion of such correspondence) from the SEC or other regulatory authority that relates to the Trust or the Fund.

17.	NOTICES

Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

Adviser:	General Counsel Edward D. Jones & Co. L.P. 12555 Manchester Road St. Louis, MO 63131 and Olive Street Investment Advisers, LLC 12555 Manchester Road St. Louis, MO 63131 Attn: Chief Compliance Officer

Sub-Adviser:	ClearBridge Investments, LLC 620 8th Avenue, 48th FL New York, NY 10018 Attn: Terrence Murphy, CEO

Trust/Fund:	Bridge Builder Trust On behalf of the applicable Fund 12555 Manchester Road St. Louis, MO 63131 Attn: Secretary

18.	ASSIGNMENT

This Agreement shall automatically terminate, without the payment of any penalty, in the event of its “assignment,” as that term is defined in section 2(a)(4) of the 1940 Act.

19.	SEVERABILITY AND ENTIRE AGREEMENT

If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.

20.	CAPTIONS

The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

21.	CONSULTATION WITH OTHER SUB-ADVISERS

In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with the Overlay Manager or any other sub-adviser to the Fund or a sub-adviser to a portfolio that is under common control with the Fund concerning transactions for the Fund. The Sub-Adviser shall not provide investment advice to any assets of the Fund other than the assets in the Allocated Portion.

22.	CHANGE IN THE SUB-ADVISER’S OWNERSHIP

The Sub-Adviser agrees that it shall notify the Trust of any anticipated or otherwise reasonably foreseeable change of control of the Sub-Adviser, as defined in the 1940 Act, within a reasonable time prior to such change being effected.

23.	COUNTERPARTS

This Agreement may be executed simultaneously or in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Agreement may be communicated by electronic transmission (which shall include facsimile or email) and shall be binding upon the parties so transmitting their signatures.

24.	MISCELLANEOUS

Where the effect of a requirement of the 1940 Act or Advisers Act, as amended, reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

27.	GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware without giving effect to the conflict of laws principles of Delaware or any other jurisdiction; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act, as amended, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

OLIVE STREET INVESTMENT ADVISERS, LLC (Adviser)

By:	/s/ Thomas C. Kersting
Name:	Thomas C. Kersting
Title:	President

BRIDGE BUILDER TRUST on behalf of the series listed on Schedule A hereto

By:	/s/ Julius A. Drelick III
Name:	Julius A. Drelick III
Title:	President

CLEARBRIDGE INVESTMENTS, LLC

By:	/s/Cynthia K. List
Name:	Cynthia K. List
Title:	CFO